Exhibit 99.1

News Release

[NewPage Logo]

Media Contact: NewPage Corporation

Shawn Hall 8540 Gander Creek Drive

NewPage Miamisburg, OH 45342

937-242-9373

FOR IMMEDIATE RELEASE

CURTIS H. SHORT JOINS NEWPAGE AS

CONTROLLER AND CHIEF ACCOUNTING OFFICER

Miamisburg, Ohio. - March 26, 2009 - NewPage Corporation today announced Curtis H. Short will join the company effective April 1, 2009 as controller and chief accounting officer. In this position, Mr. Short will be responsible for managing the corporate accounting and reporting process and ensuring that all financial statements and filings are accurate, complete and timely. In addition, he will make certain that corporate-wide accounting policies and appropriate controls are in place in accordance with generally accepted accounting principles and work with operations and other finance functions to improve accounting and reporting capabilities.

Reporting to David Prystash, senior vice president and chief financial officer, Mr. Short brings a wealth of experience to NewPage from holding key positions within a large, complex business such as the Ford Motor Company and as a senior leader of a mid-market company, Raytech Corporation, with $225 million in revenue. In his most recent position of senior vice president and chief financial officer at Raytech Corporation, Mr. Short focused on driving improved results, enhancing the timeliness and accuracy of financial reporting, ensuring adequate financing of the business, and ultimately on the divestiture of Raytech's operating companies.

About NewPage Corporation

Headquartered in Miamisburg, Ohio, NewPage Corporation is the largest coated paper manufacturer in North America, based on production capacity, with $4.4 billion in net sales for the year ended December 31, 2008. The company's product portfolio is the broadest in North America and includes coated freesheet, coated groundwood, supercalendered, newsprint and specialty papers. These papers are used for corporate collateral, commercial printing, magazines, catalogs, books, coupons, inserts, newspapers, packaging applications and direct mail advertising.

NewPage owns paper mills in Kentucky, Maine, Maryland, Michigan, Minnesota, Wisconsin and Nova Scotia, Canada. These mills have a total annual production capacity of approximately 4.4 million tons of paper, including approximately 3.2 million tons of coated paper, approximately 1.0 million tons of uncoated paper and approximately 200,000 tons of specialty paper.

For more information, please visit our Web site at www.NewPageCorp.com.

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